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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                         Date of report: August 10, 1999
                 Date of earliest event reported: August 5, 1999

                                 COCENSYS, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)



      0-20954                                              33-0538836
(Commission File No.)                          (IRS Employer Identification No.)



                              213 TECHNOLOGY DRIVE
                                IRVINE, CA 92618
              (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (949) 753-6100

                          -------------------------

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ITEM 5.   OTHER EVENTS.

     CoCensys, Inc. ("CoCensys" or the "Company") announced on August 6, 1999 that the Company, Purdue Pharma L.P., a Delaware limited partnership ("Purdue Pharma"), and Purdue Acquisition Corporation, an indirect wholly owned subsidiary of Purdue Pharma ("Purdue Acquisition Corporation") have entered into a definitive merger agreement dated as of August 5, 1999 (the "Merger Agreement") whereby, subject to the conditions set forth in the Merger Agreement, Purdue Acquisition Corporation will offer to purchase for cash all of the outstanding shares of common stock of the Company in a tender offer, and, upon successful completion of the tender offer, subsequently acquire any shares of common stock of the Company that are not tendered into the offer in a second-step merger. Under the terms of the Merger Agreement, Purdue Acquisition Corporation will promptly commence a tender offer for all of the outstanding shares of common stock of the Company. The board of directors of the Company has unanimously approved the transaction and resolved to recommend that the Company's stockholders accept the offer.

     Purdue Acquisition Corporation has also entered into a Purchase Agreement, dated as of August 5, 1999 (the "Series E Purchase Agreement"), with the holder of the Series E Convertible Preferred Stock of the Company (the "Series E Preferred"). Under the Series E Purchase Agreement, the holder of the Series E Preferred has agreed to sell, and Purdue Acquisition Corporation has agreed to purchase, all of the Series E Preferred beneficially owned by it, representing approximately 31% of the Company's fully diluted shares on an as-converted basis, for an aggregate purchase price of $2,200,000. The obligation of the holder of the Series E Preferred to sell, and the obligation of Purdue Acquisition Corporation to purchase, the Series E Preferred under the Series E Purchase Agreement, are subject to Purdue Acquisition Corporation having accepted Shares for payment under the Offer in accordance with the Merger Agreement.

Purdue Acquisition Corporation has indicated that it plans to convert the Series E Preferred into common stock of the Company immediately following consummation of the tender offer. Purdue Acquisition Corporation's tender offer is conditioned upon, among other things, there being validly tendered and not withdrawn such number of shares that, when added to the number of shares of common stock to be received by Purdue Acquisition Corporation upon conversion of the Series E Preferred, equals at least ninety percent of the fully diluted outstanding common shares of the Company. After the consummation of the tender offer, Purdue Acquisition Corporation has agreed to acquire any of the remaining outstanding shares of the Company pursuant to a second-step merger at the same price per share paid for shares tendered. If Purdue Acquisition Corporation acquires 90% or more of the outstanding shares of each class of voting stock of the Company pursuant to the tender offer or otherwise, Purdue Acquisition Corporation would be able to effect the merger described above pursuant to the short-form merger provisions of the Delaware General Corporation Law, without prior notice to, or any action by, any other stockholder of the Company. In such event, Purdue Acquisition Corporation could, and intends to, effect the merger without prior written notice to, or any action by, any other stockholder of the Company.

     Purdue Pharma L.P., and its associated companies, including the Mundipharma companies and Napp Pharmaceutical Group Ltd., comprise a privately-held, worldwide pharmaceutical network with discovery, development, manufacturing, marketing and distribution capabilities. The network also includes a biologic therapeutics business, Purdue BioPharma L.P., based in Princeton, New Jersey, focused on the development of antibody-based therapeutics and vaccines.


                                       2.

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     CoCensys is a biopharmaceutical company that discovers and develops products for the treatment of neurological and psychiatric disorders. CoCensys' product development programs focus on novel small molecule compounds for the treatment of epilepsy, anxiety, Parkinson's and other neurodegenerative diseases, neuropathic pain, migraine, insomnia and stroke.

The foregoing summary of certain principal terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is hereby incorporated by reference herein. A copy of the press release issued by the Company on August 6, 1999 is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     a.   None.

     b.   None.

     c.   EXHIBITS

          2.1 Agreement and Plan of Merger, dated as of August 5, 1999, among CoCensys, Inc., Purdue Pharma L.P. and Purdue Acquisition Corporation.

          99.1   Press release dated August 6, 1999.


                                       3.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         COCENSYS, INC.


Dated:  August 9, 1999              By:  /s/ F. Richard Nichol, Ph.D.
                                         ------------------------------------
                                         F. Richard Nichol, Ph.D.
                                         Chairman, President and Chief
                                         Executive Officer


                                       4.